CARSON, INC.
                                  64 Ross Road
                               Savannah, GA 31405

                                February 25, 2000


Lawrence E. Bathgate, II
c/o Bathgate, Wegener & Wolf
One Airport Road
Lakewood, NJ  08701

Abbey J. Butler
207 Dune Road
Box 137
Westhampton Beach, NY  11978

Melvyn J. Estrin
7200 Wisconsin Avenue
Suite 600
Bethesda, MD  20814

John L. Sabre
1060 Fifth Avenue
New York, NY  10128

Vincent A. Wasik
c/o MCG Global, LLC
One Morningside Drive North
Suite 200
Westport, CT  06880

Malcolm R. Yesner
64 Ross Road
Savannah, GA  31405

Dear Sirs:

                  We understand that you have each deposited $116,150 with GrandBank to be used as collateral by GrandBank for its issuance of an irrevocable letter of credit due March 31, 2000 to guarantee a portion of Carson's undertaking to pay the $2 million litigation settlement amount due to AM Products Company by March 31, 2000 (the "Litigation Settlement"). If Carson pays the full $2 million on or prior to March 31, 2000, there will be no draw down on the letter of credit, the letter of credit will terminate and the bank will return each of your deposits together with any interest payments due, as arranged with GrandBank. Thereafter, you can request reimbursement of your pro rata portion of GrandBank's $6,900 letter of credit fee from Carson.

                  In the event that amounts are drawn down on the letter of credit, your pro rata portion of the amount drawn down (plus GrandBank's $6,900 letter of credit fee) will be repaid from one of two sources as follows: (i) if Cosmair's tender offer for Carson's shares of common stock is consummated, up to $531,492 or such less amount as has been drawn down (which amount shall constitute full and complete contribution of DNL Partners Limited Partnership to the Litigation Settlement) of the repayments will be paid by DNL Partners Limited Partnership out of the proceeds received by them from their tender of shares of common stock in the Cosmair, Inc. tender offer, and any remaining amount will be paid by Carson, or (ii) if the merger with Cosmair, Inc. has not been completed by July 31, 2000, the full amount of the repayments will be paid by Carson. In either case, any amounts owed to you will accrue interest at the rate of 12% per annum from and including April 1, 2000 to the date of repayment. Any amounts owing to you by Carson under this Letter Agreement shall constitute senior unsecured indebtedness of Carson. Any portion of your deposit not drawn down will be returned to you by GrandBank as described above.

                  This Letter Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York. This Letter Agreement may be executed in any number of counterparts and by the parties hereunder on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Neither this Letter Agreement nor any terms hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the parties hereto.

                                   Sincerely,

                                                    CARSON, INC.

                                                    By:  /s/Robert W. Pierce
                                                         Name:  Robert W. Pierce
                                                         Title: Chief Financial
                                                                Officer


AGREED TO AND ACCEPTED:

DNL PARTNERS LIMITED PARTNERSHIP

By: DNL Group, L.L.C.

  By:  /s/ Vincent A. Wasik
       Name:   Vincent A. Wasik
       Title:  Manager

  By:  /s/Lawrence E. Bathgate, II
       Name:   Lawrence E. Bathgate, II
       Title:  Member

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